Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-226751 on Form F-10 of our reports dated February 14, 2018, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries and the effectiveness of Goldcorp Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 40-F of Goldcorp Inc. for the year ended December 31, 2017 and the reference to us under the heading “Interests of Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte LLP Chartered Professional Accountants
Vancouver, Canada
August 16, 2018